Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended April 30,				For the Four Months Ended April 30,
		As a %		As a %		As a %		As a %
	2006	of Total	2005	of Total	2006 (B)	of Total	2005	of Total
Non-conforming production volume
Non-conforming
Wholesale (A)	$ 567,917	74%	$ 521,007	80%	$ 2,041,438	78%	$ 2,025,826	78%
Correspondent/Bulk	127,236	17%	13,911	2%	239,850	9%	165,696	6%
Retail (C)	72,794	9%	116,166	18%	321,484	13%	407,413	16%
Total non-conforming production volume	$ 767,947	100%	$ 651,084	100%	$ 2,602,772	100%	$ 2,598,935	100%

# of funding days in the month	20		21		82		83
Average originations per funding day	$ 38,397		$ 31,004		$ 31,741		$ 31,312

Retail production volume (C)
Non-conforming
Sold to non-affiliates	$ 15,231	14%	$ 52,654	23%	$ 62,671	13%	$ 337,844	32%
Retained by NMI	72,794	67%	116,166	51%	321,484	68%	407,413	39%
Total non-conforming	88,025	81%	168,820	74%	384,155	81%	745,257	71%

Conforming/Government	20,948	19%	58,014	26%	87,695	19%	304,854	29%

Total retail production volume	$ 108,973	100%	$ 226,834	100%	$ 471,850	100%	$ 1,050,111	100%
(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended 4/30/2006				For the Month Ended 3/31/2006 (A)				For the Month Ended 2/28/2006
	Weighted	Weighted	Weighted		Weighted	Weighted	Weighted		Weighted	Weighted	Weighted
	Average	Average	Average	Percent	Average	Average	Average	Percent	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.65%	82.7%	699	29%	7.76%	82.5%	700	31%	7.66%	82.7%	699	30%
620 to 659	8.44%	82.6%	639	22%	8.47%	82.7%	639	23%	8.40%	82.0%	640	23%
580 to 619	8.94%	83.0%	598	25%	8.86%	82.8%	598	23%	8.90%	81.1%	599	23%
540 to 579	9.39%	80.2%	559	16%	9.35%	80.1%	560	16%	9.47%	80.4%	559	16%
539 and below	9.77%	76.6%	527	8%	9.68%	75.8%	527	7%	9.84%	76.8%	527	8%

	8.59%	81.9%	625	100%	8.57%	81.7%	627	100%	8.57%	81.3%	627	100%

Summary by Program Type
2-Year Fixed	9.07%	82.5%	606	51%	8.91%	81.6%	608	56%	8.95%	81.4%	607	58%
2-Year Fixed Interest-only	8.13%	80.8%	658	15%	8.00%	81.4%	665	16%	7.85%	80.7%	662	16%
3-Year Fixed	8.39%	79.8%	634	0%	8.54%	77.0%	619	1%	8.58%	80.3%	600	1%
3-Year Fixed Interest-only	7.94%	80.4%	669	0%	7.56%	71.5%	633	0%	7.48%	85.2%	708	0%
5-Year Fixed	8.03%	72.0%	632	0%	7.87%	74.1%	685	0%	7.98%	81.7%	657	1%
5-Year Fixed Interest-only	7.92%	80.0%	640	0%	7.59%	76.6%	666	0%	7.50%	71.9%	663	0%
15-Year Fixed	9.27%	80.4%	639	1%	9.19%	82.1%	648	1%	9.32%	80.5%	627	1%
30-Year Fixed	8.49%	76.3%	622	11%	8.44%	77.5%	626	11%	8.43%	75.9%	637	10%
30-Year Fixed Interest-only	7.81%	72.1%	638	0%	8.00%	81.0%	680	0%	8.31%	78.1%	705	0%
Other Products	9.02%	85.8%	636	18%	9.56%	89.1%	648	12%	9.67%	89.6%	651	10%
MTA	1.96%	77.5%	699	4%	1.86%	76.0%	704	3%	1.87%	75.2%	702	3%

	8.59%	81.9%	625	100%	8.57%	81.7%	627	100%	8.57%	81.3%	627	100%
Weighted Average
Coupon Excluding MTA	8.84%				8.78%				8.78%
(A)	Does not include approximately $987 million in bulk purchased MTA loans during the period.